Exhibit 4.19

FIRST AMENDMENT TO
DEBENTURE AGREEMENT

6.75% Convertible Subordinated Debenture, Series B No. 2 Due July 3, 2007
Original Principal Amount up to $1,000,000

THIS FIRST AMENDMENT TO DEBENTURE AGREEMENT (the “Amendment”) is made and entered into on this 23rd day of December, 2002, by and between William H. White, an individual, or his assigns (“Holder”) and Pioneer Drilling Company, a Texas corporation (the “Company”).

R E C I T A L S

A.                                   On the Subsequent Closing Date, the Company issued that certain 6.75% Convertible Subordinated Debenture, Series B, No. 2, due July 3, 2007 in the original principal amount of $1,000,000 to William H. White (referred to as the “Debenture” or the “Note”) in accordance with those terms and conditions as set forth in those certain Debenture Agreements on each of those dates therewith (collectively the “Debenture Agreement”).

B.                                     The Company’s subsidiary, Pioneer Drilling Services, Ltd., has simultaneously entered into that certain loan agreement with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. (“Merrill Lynch”) in the principal amount of Fourteen Million Five Hundred Thousand and No/100 Dollars ($14,500,000.00), to retire the loan with American Banc, to acquire new drilling rigs and for working capital purposes.

C.                                     As a result of the transaction to be entered into with Merrill Lynch, the parties desire to amend the terms of the Debenture Agreement to (i) modify certain defined terms as outlined below, and (ii) to modify Section 6.08 to include additional events which will not impair the rights of the holders of Superior Indebtedness to enforce subordination of the Subordinated Indebtedness.

D.                                    All capitalized terms not otherwise defined in this First Amendment, or modified in Article I below, shall have the same meanings as set forth in the Debenture Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE I
Amendment

1.01                           Amendment to the definition “Holder”.  The term “Holder” shall be amended as follows:

“1.07                     Holder.  The term “Holder” shall collectively mean WEDGE Energy Services, L.L.C., a Delaware limited liability company, and William H. White, an individual, or any one of their Affiliates.”

1.02                           Amendment to the definition “Subsequent Closing Date”.  The term “Subsequent Closing Date” shall be amended as follows:

“1.17.                  Subsequent Closing Date.  The term Subsequent Closing Date shall mean July 29, 2002.”

1.03                           Amendment to the definition Superior Indebtedness.  The term “Superior Indebtedness” shall be amended as follows:

“1.20                     Superior Indebtedness.  The term Superior Indebtedness shall mean the indebtedness owed by the Company to (i) Frost National Bank as disclosed in the subordination agreement previously entered into between Holder and Frost National Bank and (ii) the Company’s guarantee of Pioneer Drilling Services, Ltd.’s Fourteen Million Five Hundred Thousand and No/100 Dollars ($14,500,000.00) term loan from Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.”

1.04                           Amendment to Section 6.08 Obligations Unimpaired.  Section 6.08 is amended in its entirety as follows:

“Section 6.08.  Subordination Not Affected, etc.  The terms of this Article VI, the subordination effected hereby, and the rights of the holders of the Superior Indebtedness shall not be affected by (a) any amendment of or addition or supplement to any Superior Indebtedness or any instrument or agreement relating thereto, (b) any exercise or non-exercise of any right, power, or remedy under or in respect of any Superior Indebtedness or any instrument or agreement relating thereto, (c) any waiver, consent, release, indulgence, extension, renewal, modification, delay, or other action, inaction or omission, in respect of any Superior Indebtedness or any instrument or agreement relating thereto or any security therefor or guaranty thereof, or (d) the failure of any Superior Indebtedness to perfect any security interest, or the lapse in perfection of any security interest in any such collateral, whether or not any holder of any Subordinated Indebtedness shall have had notice or knowledge of any of the foregoing.  In addition, in the event that any holder or prospective holder of Superior Indebtedness reasonably requires a modification or amendment of the terms of this Article VI with respect to the subordination of the Subordinated Indebtedness, the Holder agrees to execute any such reasonable and necessary modification or amendment to this Article VI with respect thereto.”

ARTICLE II
ENFORCEABILITY OF REMAINING PROVISIONS

All other provisions of the Debenture Agreement, and the Exhibit attached thereto, shall remain in full force and effect and any inconsistencies between this Amendment and the Agreement shall be construed in favor of this Amendment.

ARTICLE III
MISCELLANEOUS

3.01                           Counterparts.  This Amendment may be executed by the parties hereto in multiple counterparts.  It shall not be necessary that the signatures of the parties appear on the same counterparts.

3.02                           Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the state of Texas.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COMPANY:	HOLDER:

PIONEER DRILLING COMPANY

By:	By:
Name:		William H. White, an individual
Title:

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